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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors of
  Global Capital Partners, Inc.
6000 Fairview Road, Suite 1410
Charlotte, NC 28210

Gentlemen:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Global Capital Partners, Inc. of our report relating to the consolidated financial statements of Global Capital Partners, Inc. and
Subsidiaries, which report appears on Page 40 of the Global Capital Partners, Inc. Annual Report on Form 10-KSB for the year ended March 31, 1999 and of our report relating to the financial statements of The JB Sutton Group, LLC, which report appears on page 6 of Amendment No. 1 to the Global Capital Partners, Inc. Current Report or Form 8-K filed as of February 7, 2000.


                                      /s/ SPICER, JEFFRIES & CO.


Denver, Colorado
March 31, 2000